Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FISCAL FIRST QUARTER ENDED SEPTEMBER 30, 2025
DENVER, CO., November 4, 2025 (GLOBE NEWSWIRE) -- InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal first quarter ended September 30, 2025.

“We’re off to a strong start in fiscal 2026,” said Patrick Blair, CEO. “Our results reflect disciplined execution, continued investment in our people and technology, and growing momentum in the business. We remain focused on delivering high-quality, cost-effective care to more seniors while building the foundation for sustainable growth.”

Financial Results

	Three Months Ended September 30,
	2025	2024
in thousands, except percentages and per share amounts
Total revenues	$236,105	$205,142
Income (Loss) Before Income Taxes	7,916	(5,306)
Net Income (Loss)	7,669	(5,710)
Net Income (Loss) margin	3.2%	(2.8)%

Net Income (Loss) Attributable to InnovAge Holding Corp.	8,019	(4,929)
Net Income (Loss) per share - basic and diluted	$0.06	$(0.04)

Center-level Contribution Margin(1)	$51,356	$34,541
Adjusted EBITDA(1)	$17,642	$6,476
Adjusted EBITDA margin(1)	7.5%	3.2%
Fiscal First Quarter 2026 Financial Performance
•Total revenues of $236.1 million, increased approximately 15.1% compared to $205.1 million in the first quarter of fiscal year 2025
•Income Before Income Taxes of $7.9 million increased approximately 249.2%, compared to a Loss Before Income Taxes of $5.3 million in the first quarter of fiscal year 2025

•Income Before Income Taxes as a percent of revenue was 3.4%, an increase of 5.9 percentage points, compared to Loss Before Income Tax as a percent of revenue of 2.6% in the first quarter of fiscal year 2025
•Center-level Contribution Margin(1) of $51.4 million, increased 48.7% compared to $34.5 million in the first quarter of fiscal year 2025
•Center-level Contribution Margin(1) as a percent of revenue was 21.8%, an increase of 5.0 percentage points compared to 16.8% in the first quarter of fiscal year 2025
•Net income of $7.7 million, compared to net loss of $5.7 million in the first quarter of fiscal year 2025
•Net income margin of 3.2%, an increase of 6.0 percentage points, compared to a net loss margin of 2.8% in the first quarter of fiscal year 2025
•Net income attributable to InnovAge Holding Corp. of $8.0 million, or earnings per share of $0.06, compared to net loss of $4.9 million, or a loss of $0.04 per share in the first quarter of fiscal year 2025
•Adjusted EBITDA(1) of $17.6 million, an increase of $11.2 million, compared to Adjusted EBITDA of $6.5 million in the first quarter of fiscal year 2025
•Adjusted EBITDA(1) margin of 7.5%, an increase of 4.3 percentage points, compared to 3.2% in the first quarter of fiscal year 2025
•Census of approximately 7,890 participants compared to 7,210 participants in the first quarter of fiscal year 2025
•Ended the first quarter of fiscal year 2026 with $67.1 million in cash and cash equivalents plus $42.3 million in short-term investments, and $71.5 million in debt on the balance sheet, representing debt under the Company’s senior secured term loan, revolving credit facility and finance lease obligations

(1) Center-level Contribution Margin and Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”

Full Fiscal Year 2026 Financial Guidance

Based on information as of today, November 4, 2025, InnovAge is confirming the following financial guidance.

	Low	High
	dollars in millions
Census	7,900	8,100
Total Member Months(1)	91,600	94,400

Total revenues	$900	$950
Adjusted EBITDA(2)	$56	$65

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” included herein.

(1) We define Total Member Months as the total number of participants as of period end multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of Adjusted EBITDA and a reconciliation to net loss, the most closely comparable GAAP measure. The Company is unable to provide guidance for net loss or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.
Conference Call
The Company will host a conference call this afternoon at 5:00 PM Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, and predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care our participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of September 30, 2025, InnovAge served approximately 7,890 participants across 20 centers in six states. https://www.innovage.com.
Investor Contact:
Ryan Kubota
rkubota@innovage.com
Media Contact:
Lara Hazenfield
lhazenfield@innovage.com
Forward-Looking Statements - Safe Harbor
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and other strategic partnerships; the expected impact of government policies and the macroeconomic environment; our ability to control costs, mitigate the effects of elevated expenses or reduced healthcare budgets, expand our payer capabilities, implement clinical value and operational value initiatives and strengthen enterprise functions; and the effects of any of the foregoing on our future results of operations or financial conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy, including our ability to find suitable geographies for new centers and to attract new participant and retain existing participants in new and existing centers and our ability to obtain licenses to open such centers; (ii) our ability to identify, successfully complete and integrate acquisitions, joint ventures another strategic partnerships; (iii) the impact on our business from ongoing macroeconomic related challenges, including labor shortages, labor competition, inflation, tariffs and trade disputes, and the effects of a prolonged government shutdown; (iv) inspections, reviews, audits and investigations under the federal and state government programs, including our ability to sufficiently cure any deficiencies identified; (v) legal proceedings, enforcement actions and litigation and disputes, which are costly to defend; (vi) under our PACE contracts, we assume all of the risk that the cost of providing services will exceed our compensation; (vii) the dependence of our revenues upon a limited number of government payors, including the risk of sudden loss of any of our government contracts; (viii) the impact of state and federal efforts to reduce healthcare spending, including recent legislation reducing the budget that funds Medicaid; (ix) the risk that our submissions to government payors may contain inaccurate or unsupportable information, including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; (x) and our ability to comply with the continued listing requirements of Nasdaq.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percent of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to the most directly comparable GAAP measures. We believe that these non-GAAP measures are appropriate measures of operating performance because they allow us to more effectively evaluate our core operating performance and trends from period to period. Our definitions and calculations of non-GAAP measures may vary and not be comparable to similarly titled measures reported by other companies. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments and allocating resources, predominantly in the annual budget and forecasting process. For the purpose of evaluating Center-level Contribution Margin on a center-by-center basis, we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization, loss on assets held for sale, and loss (gain) on sale of assets. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES) (UNAUDITED)

	September 30, 2025	June 30, 2025
Assets
Current Assets
Cash and cash equivalents	$67,146	$64,129
Short-term investments	42,272	41,775
Restricted cash	11	11
Accounts receivable, net	23,174	36,373
Prepaid expenses	25,785	24,472
Income tax receivable	3,310	3,310
Assets held for sale	—	6,038
Total current assets	161,698	176,108
Noncurrent Assets
Property and equipment, net	166,276	168,044
Operating lease assets	25,841	26,901
Deposits and other	10,660	9,875
Goodwill	142,046	142,046
Other intangible assets, net	3,713	3,877
Total noncurrent assets	348,536	350,743
Total assets	$510,234	$526,851
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$50,798	$76,750
Reported and estimated claims	58,603	58,971
Due to Medicaid and Medicare	16,291	14,382
Current portion of long-term debt	3,004	2,250
Current portion of finance lease obligations	5,067	5,234
Current portion of operating lease obligations	4,726	4,682
Liabilities held for sale	—	2,538
Total current liabilities	138,489	164,807
Noncurrent Liabilities
Deferred tax liability, net	9,008	8,761
Finance lease obligations	6,306	7,535
Operating lease obligations	22,819	23,918
Other noncurrent liabilities	1,693	1,458
Long-term debt, net of debt issuance costs	56,153	57,464
Total liabilities	234,468	263,943
Commitments and Contingencies
Redeemable Noncontrolling Interests	25,937	25,010
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of September 30, 2025 and June 30, 2025; 137,144,410 issued and 135,681,431 outstanding as of September 30, 2025 and 136,903,271 issued and 135,440,292 outstanding as of June 30, 2025	137	137
Treasury stock at cost, 1,462,979 shares as of September 30, 2025 and June 30, 2025	(7,500)	(7,500)
Additional paid-in capital	345,367	343,378
Retained deficit	(93,028)	(101,047)
Total InnovAge Holding Corp.	244,976	234,968
Noncontrolling interests	4,853	2,930
Total stockholders’ equity	249,829	237,898
Total liabilities and stockholders’ equity	$510,234	$526,851

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA) (UNAUDITED)

	Three Months Ended September 30,
	2025	2024
Revenues
Capitation revenue	$235,751	$204,800
Other service revenue	354	342
Total revenues	236,105	205,142
Expenses
External provider costs	108,863	107,214
Cost of care, excluding depreciation and amortization	75,886	63,387
Sales and marketing	7,605	6,492
Corporate, general and administrative	30,273	27,535
Depreciation and amortization	5,085	5,410
Loss on assets held for sale	104	—
Total expenses	227,816	210,038
Operating Income (Loss)	8,289	(4,896)

Other Income (Expense)
Interest expense, net	(1,251)	(1,243)
Other income	878	833
Total other expense	(373)	(410)
Income (Loss) Before Income Taxes	7,916	(5,306)
Provision for Income Taxes	247	404
Net Income (Loss)	7,669	(5,710)
Less: net loss attributable to noncontrolling interests	(350)	(781)
Net Income (Loss) Attributable to InnovAge Holding Corp.	$8,019	$(4,929)

Weighted-average number of common shares outstanding - basic	135,592,487	135,769,835
Weighted-average number of common shares outstanding - diluted	136,760,874	135,769,835

Net income (loss) per share - basic	$0.06	$(0.04)
Net income (loss) per share - diluted	$0.06	$(0.04)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS) (UNAUDITED)

	For the Three Months Ended September 30,
	2025	2024
Operating Activities
Net income (loss)	$7,669	$(5,710)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Gain on disposal of assets	(483)	—
Provision for uncollectible accounts	—	82
Depreciation and amortization	5,085	5,410
Operating lease rentals	1,562	1,572
Loss on assets held for sale	104	—
Amortization of deferred financing costs	213	107
Stock-based compensation	2,308	2,161
Deferred income taxes	247	403
Other, net	598	126
Changes in operating assets and liabilities
Accounts receivable, net	13,199	1,290
Prepaid expenses and other current assets	(1,306)	(3,885)
Deposits and other	(950)	653
Accounts payable and accrued expenses	(24,303)	(9,495)
Reported and estimated claims	(368)	1,039
Due to Medicaid and Medicare	1,908	388
Operating lease liabilities	(1,559)	(1,657)
Net cash provided by (used in) operating activities	3,924	(7,516)
Investing Activities
Purchases of property and equipment	(4,077)	(2,200)
Purchases of short-term investments	(453)	(590)
Proceeds from sale of assets held for sale	3,716	—
Net cash used in investing activities	(814)	(2,790)
Financing Activities
Payments for finance lease obligations	(1,395)	(1,124)
Principal payments on long-term debt	(60,012)	(949)
Proceeds from the issuance of long-term debt	60,082	—
Payments on financing costs	(1,567)	—
Repurchase of equity securities	—	(4,821)
Contribution from joint venture partner	3,200	—
Taxes paid related to net settlements of stock-based compensation awards	(319)	(728)
Net cash used in financing activities	(11)	(7,622)

Net change in cash, cash equivalents and restricted cash including cash of $0.08 million reclassified to assets held for sale	3,099	(17,928)
Less: change in cash and restricted cash reclassified to assets held for sale	(82)	—
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	3,017	(17,928)
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	64,140	56,960
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$67,157	$39,032

Supplemental Cash Flows Information
Interest paid	$1,304	$1,181
Income taxes paid	$—	$1
Property and equipment included in accounts payable	$509	$102
Property and equipment purchased under finance leases	$17	$—

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three months ended September 30,
	2025	2024

Net income (loss)	$7,669	$(5,710)
Interest expense, net	1,251	1,243
Other investment income(a)	(499)	(831)
Depreciation and amortization	5,085	5,410
Provision for income tax	247	404
Stock-based compensation	2,308	2,161
Litigation costs and settlement(b)	979	3,059
M&A diligence, transaction and integration(c)	—	105
Business optimization(d)	879	635
Loss on assets held for sale(e)	104	—
Gain on sale of assets(f)	(381)	—
Adjusted EBITDA	$17,642	$6,476

Net income (loss) margin	3.2%	(2.8)%
Adjusted EBITDA margin	7.5%	3.2%
_______________________
(a)Reflects investment income related to short-term investments included in our consolidated statement of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, civil investigative demands, and arbitration with our former pharmacy provider. Refer to Note 9, "Commitments and Contingencies" to our condensed consolidated financial statements for more information regarding litigation by stockholders and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A diligence, transaction and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges relate to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended September 30, 2025, this consists of costs related to organizational restructure and executive severance. For the three months ended September 30, 2024, this includes (i) $0.4 million of organizational restructure and (ii) $0.2 million related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)Reflects additional loss related to the Company's sale of its managing member interest in SH1 and the adjacent vacant land.
(f)Reflects gain on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.

Three months ended June 30,
2025

Net loss	$(5,009)
Interest expense, net	893
Other investment income(a)	(497)
Depreciation and amortization	3,394
Provision for income tax	807
Stock-based compensation	1,550
Litigation costs and settlement(b)	1,626
M&A diligence, transaction and integration(c)	(222)
Business optimization(d)	2,195
Loss (gain) on cost and equity method investments(e)	1,393
Asset impairments and loss on assets held for sale(f)	4,976
Loss on sale of assets(g)	220
Adjusted EBITDA	$11,326

Net loss margin	(2.3)%
Adjusted EBITDA margin	5.1%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statements of operations.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, civil investigative demands, and arbitration with our former pharmacy provider. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A transaction and integrations.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems and improve and support the efficiency and effectiveness of our operations. For the three months ended June 30, 2025, this includes $2.1 million of costs associated with organizational restructure and executive severance.
(e)For the three months ended June 30, 2025, reflects $2.6 million impairment loss for the investment in DispatchHealth Holdings Inc. partially offset by $1.3 million net benefit associated with the dissolution of the Pinewood Lodge, LLLP partnership.
(f)For the three months ended June 30, 2025, reflects, (i) loss on assets held for sale, and (iii) loss on settlement of lease liability in Louisville, Kentucky.
(g)Reflects loss on sale of center equipment that was originally purchased for the center in Louisville, Kentucky.

Center-Level Contribution Margin

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
(In thousands)	PACE	All other(a)	Totals	PACE	All other(a)	Totals
Capitation revenue	$235,751	$—	$235,751	$204,800	$—	$204,800
Other service revenue	97	257	354	96	246	342
Total revenues	235,848	257	236,105	204,896	246	205,142
External provider costs	108,863	—	108,863	107,214	—	107,214
Cost of care, excluding depreciation and amortization	75,735	151	75,886	63,234	153	63,387
Center-Level Contribution Margin	51,250	106	51,356	34,448	93	34,541

Sales and marketing			7,605			6,492
Corporate, general and administrative			30,273			27,535
Depreciation and amortization			5,085			5,410
Loss on assets held for sale			104			—
Operating income (loss)			8,289			(4,896)
Other expense			(373)			(410)
Income (Loss) Before Income Taxes			$7,916			$(5,306)
Income (Loss) Before Income Taxes as a percent of revenue			3.4%			(2.6)%
Center- Level Contribution Margin as a % of revenue			21.8%			16.8%

	Three Months Ended June 30, 2025
in thousands	PACE	All other(a)	Totals
Capitation revenue	$852,353	$—	$852,353
Other service revenue	356	990	1,346
Total revenues	852,709	990	853,699
External provider costs	431,152	—	431,152
Cost of care, excluding depreciation and amortization	268,338	570	268,908
Center-Level Contribution Margin	153,219	420	153,639

Sales and marketing			28,217
Corporate, general and administrative			122,058
Depreciation and amortization			19,510
Impairments and loss on assets held for sale			13,615
Operating loss			(29,761)
Other income			(4,266)
Loss Before Income Taxes			$(34,027)
Loss Before Income Taxes as a % of revenue			(4.0)%
Center- Level Contribution Margin as a % of revenue			18.0%
_________________________________
(a)Center-level Contribution Margin from segments below the quantitative thresholds are primarily attributable to the Senior Housing operating segment of the Company. This segment has never met any of the quantitative thresholds for determining reportable segments.